Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH ENTERS DEFINITIVE AGREEMENT TO SELL ITS INTEREST IN
AVERA HEART HOSPITAL OF SOUTH DAKOTA
     CHARLOTTE, N.C., Aug. 30, 2010 — MedCath Corporation (Nasdaq: MDTH) announced today it has entered into a definitive agreement to sell its subsidiary which is the indirect owner of a one-third ownership interest and management rights in Avera Heart Hospital of South Dakota to Avera McKennan. The transaction is expected to close in 45 to 90 days, subject to certain closing conditions.
     Purchase terms are $20.0 million plus a percentage of eligible cash, which is anticipated to net approximately $16.0 million to MedCath after closing costs and taxes. After the closing, two-thirds of the hospital will be owned by Avera McKennan, a member of Avera Health, a regional health care family of more than 235 facilities in South Dakota, North Dakota, Minnesota, Iowa and Nebraska.
     The agreement marks MedCath’s second transaction since it announced the formation of a Strategic Options Committee in March to consider the sale either of the entire company or its assets. Earlier this month, MedCath announced it had entered into an agreement to sell Arizona Heart Hospital. MedCath also announced in February that it had entered into an agreement to sell Heart Hospital of Austin.
     When Avera Heart Hospital of South Dakota was formed in 2001 as a cooperative venture among MedCath, Avera McKennan and North Central Heart Institute, it became the region’s only hospital dedicated solely to the diagnosis and treatment of heart disease. Soon it also became one of the nation’s finest. In November, the 55-bed facility was one of four MedCath hospitals ranked among the nation’s 100 Top Hospitals® for cardiovascular care — the fourth straight time it earned that honor from Thomson-Reuters. Avera Heart Hospital of South Dakota also became the region’s first Accredited Chest Pain Center, ranks in the top 2 percent in the nation for patient experience and ranks in the top 5 percent in the nation for heart attack mortality rate.
     “When we opened Avera Heart Hospital of South Dakota, the goal MedCath shared with its physician partners and with Avera McKennan was to fundamentally change how cardiovascular services were provided to the area,” said O. Edwin French, MedCath’s president and CEO. “We achieved that goal, and the results speak for themselves. We wish our partners and colleagues at AHHSD continued success.”

     About MedCath
     MedCath Corporation, headquartered in Charlotte, N.C., is a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including those relating to the sale of substantially all of the assets of Arizona Heart Hospital and the Heart Hospital of Austin, to the sale of the MedCath’s subsidiary which is the indirect owner of the interest in Avera and anticipated proceeds thereof. Although MedCath’s management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to various risks, including obtaining required regulatory approvals and satisfaction of other closing conditions, that are difficult or impossible to predict accurately and, in some cases, are beyond MedCath’s control. Actual results could differ materially from those projected in these forward-looking statements. MedCath assumes no obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
# # #